Exhibit 99.1

P&F INDUSTRIES REPORTS IMPROVED RESULTS FOR THE THREE AND NINE-MONTH PERIODS ENDED SEPTEMBER 30, 2015

MELVILLE, N.Y., November 12, 2015 - P&F Industries, Inc. (NASDAQ: PFIN) today announced its results of operations for the three and nine-month periods ended September 30, 2015. P&F Industries, Inc. is reporting third quarter 2015 revenue of $21,678,000, compared to $22,932,000, for the third quarter of 2014. For the nine-month period ended September 30, 2015, the Company’s revenue increased to $64,064,000, from $57,132,000 during the same period in 2014. The Company is also reporting that its third quarter 2015 income before taxes increased 15.6% to $1,655,000, from $1,432,000 for the same three-month period in 2014. Its income before taxes for nine-month period ended September 30, 2015, increased 56.0% to $4,853,000 from $3,110,000 for the same period a year ago. Its net income for the three-month period ended September 30, 2015 improved 28.7% to $1,050,000, from $816,000 reported during the third quarter of 2014, and its nine-month net income improved 69.9% to $3,143,000, from $1,850,000, for the same period in 2014. Lastly, the Company’s basic and diluted earnings per share are as follows:

	Three Months Ended		Nine Months Ended
	September 30, 2015	September 30, 2014	September 30, 2015	September 30, 2014

Basic earnings per share	$0.29	$0.22	$0.87	$0.50

Diluted earnings per share	$0.28	$0.20	$0.84	$0.47

Richard Horowitz, the Company’s Chairman of the Board, Chief Executive Officer and President commented, “I am pleased to report that our third quarter of 2015 net income and earnings per share improved over the same period in the prior year. The three acquisitions completed during the third quarter of 2014 continue to positively impact our revenue and contribution margin. In addition, lower selling, general and administrative expenses during the third quarter of 2015, compared to the same period a year ago, contributed to the improved results. However, consolidated revenue did, on a quarter to quarter basis decline, primarily due to orders for promotional-type products shipping to our retail customers during the third quarter of 2014, not repeating this year. The improved net income and earnings per share, we believe are encouraging, despite the ongoing weakness in the oil and gas exploration and extraction sector, which continues to hinder the growth of our Tools group. In an effort to counteract this worldwide issue, P&F is continuing its strategy of developing and expanding its tools product line, as well as widening its global market presence. With respect to Nationwide, we are reporting continued sales and income growth. Its improved performance was driven primarily by an expanded product offering and deeper market penetration.”

The Company is reporting the following:

Revenue

	Three months ended September 30,
			Increase (decrease)
	2015	2014	$	%
Tools
Florida Pneumatic	$11,729,000	$13,973,000	$(2,244,000)	(16.1)%
Hy-Tech	4,195,000	3,892,000	303,000	7.8
Tools Total	15,924,000	17,865,000	(1,941,000)	(10.9)

Hardware
Hardware Total	5,754,000	5,067,000	687,000	13.6

Consolidated	$21,678,000	$22,932,000	$(1,254,000)	(5.5)%

	Nine months ended September 30,
			Increase (decrease)
	2015	2014	$	%
Tools
Florida Pneumatic	$33,986,000	$30,335,000	$3,651,000	12.0%
Hy-Tech	12,555,000	11,414,000	1,141,000	10.0
Tools Total	46,541,000	41,749,000	4,792,000	11.5

Hardware
Hardware Total	17,523,000	15,383,000	2,140,000	13.9

Consolidated	$64,064,000	$57,132,000	$6,932,000	12.1%

Tools

Florida Pneumatic markets its air tool products to three primary sectors within the pneumatic tool market, retail, Industrial/catalog and the automotive market. It also generates revenue from its Berkley products line, as well as a line of air filters and other OEM parts (“Other”), below.

	Three months ended September 30,
	2015		2014		Increase (decrease)
	Revenue	Percent of revenue	Revenue	Percent of revenue	$	%
Retail customers	$7,035,000	60.0%	$9,339,000	66.8%	$(2,304,000)	(24.7)%
Automotive	2,982,000	25.4	2,652,000	19.0	330,000	12.4
Industrial/catalog	1,412,000	12.0	1,591,000	11.4	(179,000)	(11.3)
Other	300,000	2.6	391,000	2.8	(91,000)	(23.3)
Total	$11,729,000	100.0%	$13,973,000	100.0%	$(2,244,000)	(16.1)%

	Nine months ended September 30,
	2015		2014		Increase (decrease)
		Percent of		Percent of
	Revenue	revenue	Revenue	revenue	$	%
Retail customers	$19,352,000	56.9%	$21,277,000	70.1%	$(1,925,000)	(9.0)%
Automotive	9,122,000	26.8	3,262,000	10.8	5,860,000	179.6
Industrial/catalog	4,679,000	13.8	4,679,000	15.4	---	---
Other	833,000	2.5	1,117,000	3.7	(284,000)	(25.4)
Total	$33,986,000	100.0%	$30,335,000	100.0%	$3,651,000	12.0%

   We elected not to sell certain promotional-type products to Sears, which we did sell to Sears during 2014. This decision was a primary factor in the reduction in our Retail revenue going forward. Additionally, certain promotional-type sales to The Home Depot, which occurred during the third quarter of 2014, did not occur during the third quarter of 2015. These reductions were partially offset by increases in higher margin base products. As a result of the Exhaust Technologies, Inc., or ETI acquisition, Florida Pneumatic now markets the AIRCAT and NITROCAT line of pneumatic air tools, which are primarily targeted to the automotive markets. Universal Air Tool Company Limited, or UAT, located in the United Kingdom, currently enables Florida Pneumatic the opportunity to expand its automotive air tools product line into Europe. Currently, UAT continues to focus its sales efforts primarily in the United Kingdom and Ireland. Florida Pneumatic intends to expand UAT to other European countries, however, at this time, no timetable has been established. Both ETI and UAT have been successfully absorbed into Florida Pneumatic’s overall operations. The Industrial/catalog market remains sluggish, most notably in aerospace, oil and gas exploration/production channels. We believe this weakness may continue. Florida Pneumatic’s Other revenue declined when compared to the same period in 2014, primarily due to its decision to place greater emphasis on expanding its other product lines.

When comparing the nine-month periods ended September 30, 2015 and 2014, the most significant factor contributing to Florida Pneumatic’s overall revenue increase is the result of its two acquisitions made during the third quarter of 2014. As discussed previously, both ETI and UAT focus their marketing efforts to the automotive sector, and as a result, Florida Pneumatic’s Automotive revenue improved by more than $5.8 million, when comparing the nine-month periods ended September 30, 2015 and 2014. The decline in Florida Pneumatic’s nine-month Retail revenue is due primarily to its decision in 2015 not to sell certain promotional-type products to Sears. It should be noted that during the nine-month period ended September 30, 2015, sales to its Retail customers of primary or basic stock pneumatic tools and accessories has increased, when compared to the same period a year ago, which partially offset the decline in Retail revenue.

Hy-Tech focuses primarily on the industrial sector of the pneumatic tools market.  Hy-Tech manufactures and markets its own value-added line of air tools and parts, including the ATSCO products, as well as distributes a complementary line of sockets, in the aggregate, (“ATP”).  Hy-Tech Machine products (“Hy-Tech Machine”) are primarily marketed to the mining, construction and industrial manufacturing sectors.

An analysis of Hy-Tech’s revenue for the three and nine-month periods ended September 30, 2015 and 2014 is as follows:

	Three months ended September 30,
	2015		2014		Increase (decrease)
	Revenue	Percent of revenue	Revenue	Percent of revenue	$	%
ATP	$3,248,000	77.4%	$2,967,000	76.2%	$281,000	9.5%
Hy-Tech Machine	524,000	12.5	392,000	10.1	132,000	33.7
Major customer	303,000	7.2	453,000	11.6	(150,000)	(33.1)
Other	120,000	2.9	80,000	2.1	40,000	50.0
Total	$4,195,000	100.0%	$3,892,000	100.0%	$303,000	7.8%

	Nine months ended September 30,
	2015		2014		Increase (decrease)
		Percent of		Percent of
	Revenue	revenue	Revenue	revenue	$	%
ATP	$9,290,000	74.0%	$8,131,000	71.2%	$1,159,000	14.3%
Hy-Tech Machine	1,576,000	12.5	1,128,000	9.9	448,000	39.7
Major customer	1,391,000	11.1	1,941,000	17.0	(550,000)	(28.3)
Other	298,000	2.4	214,000	1.9	84,000	39.3
Total	$12,555,000	100.0%	$11,414,000	100.0%	$1,141,000	10.0%

The increase in Hy-Tech’s ATP third quarter of 2015 revenue was driven by the new product line attained through the ATSCO acquisition, which occurred mid-third quarter of 2014. Despite the increase, Hy-Tech’s ATP business in particular, continues to be negatively impacted by the sluggish trends in the oil and gas industry world-wide. According to the October 2015 Compressed Air & Gas Institute report, new orders for mining machinery in the United Sates, during the twelve-month period ended August 31, 2015, are down more than 34% compared to the same twelve-month period ended August 31, 2014. Further, according to this report, the United States rotary rig count average, which is one of the measures of exploration and extraction activities, was, for the month of September 2015, 56.1% below the number for September 2014. We believe the reduced level of oil and gas exploration and extraction has resulted in, among other things, a decline in the sale of drilling motors and related parts and sockets. With respect to Hy-Tech’s Major customer, orders continue to be erratic and unpredictable. We believe the above-mentioned market factors also negatively impact sales to this Major customer. Further, we also believe that the reduction in orders from this customer is due to a decline in its international market. Additionally, we believe this major customer may be exploring overseas sources for certain products that we currently provide. Hy-Tech’s Other revenue category, which focuses on specialty products manufactured for the mining, construction and industrial markets, improved, primarily due to an increase in products shipped to power generation customers.

Hy-Tech’s ATP revenue for the nine-month period ended September 30, 2015 improved when compared to the same period in 2014. The growth in ATP revenue attributable to ATSCO product sales were partially offset by declines in revenue of sockets and drilling motors and parts, as well as a net decline in non-ATSCO tools and parts revenue. As stated above, we believe, among other factors, that the reduction in oil and gas exploration and extraction has throughout 2015 to date, negatively impacted Hy-Tech’s overall revenue, most notably its ATP product line. Until such time as when major exploration and related activity levels return to recent historic levels, it is difficult to predict when this sector of the ATP category will improve. As such, Hy-Tech will continue to pursue alternate markets and customers with added focus on its ATSCO products releases. In line with the aforementioned, its Hy-Tech Machine’s 2015 nine-month revenue improved nearly 40%, when compared to the same nine-month period a year ago. Lastly, revenue from Hy-Tech’s Major customer during the nine-month period ended September 30, 2015 declined when compared to the same period in 2014. As previously stated, we believe that this decline in orders from this customer is due to a slow-down in its international market, which services similar sectors, such as oil and gas exploration. If the current sales trend continues, it is likely this customer, in future reporting periods, may no longer merit specific discussion.

Hardware

Our Hardware segment, which currently consists of only Nationwide, generates revenue from the sale of Fence and gate hardware, OEM products and Patio hardware.

	Three months ended September 30,
	2015		2014		Increase (decrease)
	Revenue	Percent of revenue	Revenue	Percent of revenue	$	%
Fence and gate hardware	$4,686,000	81.5%	$4,199,000	82.9%	$487,000	11.6%
OEM	617,000	10.7	467,000	9.2	150,000	32.1
Patio	451,000	7.8	401,000	7.9	50,000	12.5
Total	$5,754,000	100.0%	$5,067,000	100.0%	$687,000	13.6%

	Nine months ended September 30,
	2015		2014		Increase (decrease)
		Percent of		Percent of
	Revenue	revenue	Revenue	revenue	$	%
Fence and gate hardware	$14,331,000	81.8%	$12,785,000	83.1%	$1,546,000	12.1%
OEM	1,826,000	10.4	1,339,000	8.7	487,000	36.4
Patio	1,366,000	7.8	1,259,000	8.2	107,000	8.5
Total	$17,523,000	100.0%	$15,383,000	100.0%	$2,140,000	13.9%

Fence and gate hardware continues to be Nationwide’s primary product line, accounting for 81.5% of its third quarter of 2015 revenue. Key drivers that impact Nationwide’s revenue are: (i) housing starts, and (ii) renovation and remodeling. Both these drivers continue to improve in 2015, compared to 2014. As a result, Nationwide intends to continue its growth strategy in its Fence and gate hardware sector, which is to focus on developing new, innovative fence and gate hardware products and related product accessories, as well as continuing its marketing efforts outside the United States. This strategy could however, in future periods, impact the performance of Nationwide’s other product lines. The increase in Nationwide’s OEM products revenue is driven primarily by the addition of a new, lower margin customer that purchases pneumatic storm door closure kits. We expect the buying pattern of this new OEM customer to be sporadic throughout the year. The increase in Patio revenue is due primarily to increased activity in the sale of foreclosed home units occurring principally in Florida.

Nationwide believes its increase in total revenue during the nine-month period ended September 30, 2015, compared to the same period in 2014, is due primarily to an increase in both the number of housing starts and consumer spending in the remodeling and renovation sectors during the respective nine-month periods. As Fence and gate hardware remains the primary product line marketed by Nationwide, its current business strategy is to focus on the development and marketing of its Fence and gate hardware business. The 36.4% increase in its OEM product line revenue is primarily due to Nationwide obtaining a new, low margin customer that purchases pneumatic storm door closing kits. Its year to date 2015 Patio revenue continues to be driven by new home construction, renovation and the foreclosure market, primarily in Florida.

  Gross Margins / Profits

	Three months ended September 30,				Increase (decrease)
	2015		2014		Amount		%

Florida Pneumatic	$4,007,000		$4,428,000		$(421,000)		(9.5)%
As percent of respective revenue		34.2%		31.7%		2.5% pts
Hy-Tech	1,623,000		1,543,000		80,000		5.2
As percent of respective revenue		38.7%		39.6%		(0.9) % pts
Total Tools	5,630,000		5,971,000		(341,000)		(5.7)
As percent of respective revenue		35.4%		33.4%		2.0% pts
Total Hardware	2,235,000		2,057,000		178,000		8.7
As percent of respective revenue		38.8%		40.6%		(1.8) % pts
Consolidated	$7,865,000		$8,028,000		$(163,000)		(2.0)%
As percent of respective revenue		36.3%		35.0%		1.3% pts

	Nine months ended September 30,				Increase (decrease)
	2015		2014		Amount		%
Florida Pneumatic	$12,059,000		$9,990,000		$2,069,000		20.7%
As percent of respective revenue		35.5%		32.9%		2.6% pts
Hy-Tech	4,902,000		4,574,000		328,000		7.2
As percent of respective revenue		39.0%		40.1%		(1.1) % pts
Total Tools	16,961,000		14,564,000		2,397,000		16.5
As percent of respective revenue		36.4%		34.9%		1.5% pts
Total Hardware	6,842,000		6,102,000		740,000		12.1
As percent of respective revenue		39.0%		39.7%		(0.7) % pts
Consolidated	$23,803,000		$20,666,000		$3,137,000		15.2%
As percent of respective revenue		37.2%		36.2%		1.0% pts

Tools

Florida Pneumatic’s expanded automotive product line, which now includes the AIRCAT and NITROCAT suite of pneumatic power tools, plus slightly higher gross margins generated at its overseas UAT subsidiary are the significant factors contributing to Florida Pneumatic’s third quarter of 2015 gross margin improvement over the same period a year ago. However, its Retail gross margin for the third quarter of 2015, compared to the same period in 2014, declined slightly, due primarily to product mix. Further, due to a lower margin special order, our Industrial/catalog gross margin during the third quarter of 2015 was down from the same period in the prior year. Hy-Tech’s gross margin this quarter is the same as in the third quarter last year. We continue the process of incorporating the ATSCO suite of products into Hy-Tech’s Cranberry, PA manufacturing facility; however, it is difficult to predict exactly when the entire suite will be produced. During this process we anticipate gross margins should improve as Hy-Tech’s overhead absorption should increase.

Florida Pneumatic’s gross margin during the nine-month period ended September 30, 2015 improved 2.6 percentage points over the same period in the prior year, due primarily to the additional $5.8 million of Automotive sales, which generate slightly higher gross margins than Florida Pneumatic’s historical average. However, this improvement was somewhat offset by slight gross margin declines from its Retail and Industrial/catalog product lines, due primarily to product and or customer mix. Hy-Tech’s gross margin during the first nine months of 2015, compared to the same period a year ago, is down slightly, due in large part to the non-productive labor used to close and relocate ATSCO’s manufacturing equipment and inventory from Mentor, Ohio into Hy-Tech’s existing facility in Cranberry, PA during the first quarter of 2015. However, as the manufacturing of the acquired ATSCO product line becomes more efficient, we anticipate that gross margins will improve.

Hardware

Competitive pricing pressure in its Fence and gate hardware, and Patio product lines, as well as servicing a new, lower margin OEM customer, resulted in a decline in Nationwide’s third quarter 2015 gross margin, compared to the third quarter of 2014. Fence and gate hardware generate the highest gross margins, followed by OEM, then Patio. As Nationwide has decided to service the lower margin OEM customer, its OEM gross margins will be less when compared to the same period in prior years, which in turn could negatively affect its overall gross margin.

Significant factors contributing to Nationwide’s slight decline (0.7 percentage points) in its year to date 2015 gross margins, compared to the same period in the prior year are new, lower gross margin OEM revenue and increased competitive pricing pressure. However, introduction of new products have partially mitigated this pressure. Nationwide intends to continue its current strategy, which is to expand the development of new products for its Fence and gate hardware product line and to continue its growth into new or expanded locations.

Selling and general and administrative expenses

Selling, general and administrative expenses, (“SG&A”) include salaries and related costs, commissions, travel, administrative facilities, communications costs and promotional expenses for our direct sales and marketing staff, administrative and executive salaries and related benefits, legal, accounting and other professional fees as well as general corporate overhead and certain engineering expenses.

During the third quarter of 2015, our SG&A was $5,962,000 or 27.5% of revenue, compared to $6,438,000, or 28.1% of revenue during the same three-month period in 2014. Significant items contributing to the change in SG&A include: (i) with the three acquisitions occurring during the third quarter of 2014, our professional fees and transaction expenses are lower by $410,000; (ii) our incremental variable costs and expenses, which includes such things as commissions, warranty costs, freight out and advertising/promotional fees, decreased by $172,000 during the third quarter of 2015, compared to the same period in the prior year; due primarily to lower revenue and (iii) depreciation and amortization increased by $75,000, when comparing the three-month periods ended September 30, 2015 and 2014, most of which is attributable to the three acquisitions completed during the third quarter of 2014.

During the nine-month period ended September 30, 2015 our SG&A was $18,510,000, or 28.9% of revenue, compared to $17,221,000, or 30.1% of revenue during the same period in 2014. Significant elements of this change are: (i) depreciation and amortization increased by $629,000, most of which being attributable to the three acquisitions occurring during the third quarter of 2014; (ii) incremental variable costs and expenses increased $292,000, due in large part to the added revenue in 2015; (iii) compensation expenses increased $558,000, due mostly to additional staffing resulting from the three acquisitions plus slightly higher, performance–based bonus incentives; (iv) bad debt expenses increased $148,000, due primarily to adjustments made during the second quarter of 2014, which lowered our 2014 bad debt expense, and (v) a decline in our professional fees and transaction expenses, in the aggregate of $457,000.

Interest

Our interest expense during the third quarter of 2015 was $173,000, compared to $158,000 for the same period in the prior year. Impacting our interest expense during the third quarter of 2015 was the financing of the three acquisitions completed during the third quarter of 2014. Interest expense incurred on our revolver borrowings during the third quarter of 2015 was $89,000, compared to $61,000 during the third quarter of 2014. The average balance of our revolver borrowings during the third quarter of 2015 was $13,550,000, compared to $11,852,000 during the same three-month period in 2014. Interest expense on our long-term borrowings was $55,000, compared to $72,000 during the same three-month period in 2014. Included in our interest expense for the three-month periods ended September 30, 2015 and 2014 is amortization expense of debt financing costs of $28,000 and $23,000, respectively. The applicable loan margins as defined in the Credit Agreement borrowings that are added to our LIBOR (London InterBank Offered Rate) and Base Rate borrowing also impact our interest expense.

Our interest expense during the nine-month period ended September 30, 2015 was $566,000, compared to $335,000 for the same period in the prior year. The most significant factor affecting interest expense was the financing of the three acquisitions completed during the third quarter of 2014. As a result, interest expense on our short term, or revolver borrowings during the first nine months of 2015 was $291,000, compared to $78,000, recorded during the first nine months of 2014. The average balance of short-term borrowings during the first three quarters of 2015 was $14,807,000, compared to $4,862,000 during the same period in 2014. Interest expense incurred during both nine-month periods ended September 30, 2015 and 2014 on our long-term borrowings was $188,000. Lastly, included in the nine-month interest expense is amortization expense of debt financing costs of $83,000 in 2015 and $67,000 in 2014. An increase in the applicable loan margins that are added to both our LIBOR and Base Rate, may also impact our interest expense.

Other expense (income)

In connection with the UAT acquisition, there was the possibility that we could pay as additional consideration to the former shareholders of UAT (the “Sellers”) up to a maximum of £250,000 (“contingent consideration”), should UAT’s net earnings, during the period from date of acquisition, July 29, 2014 through the first anniversary date, July 29, 2015, after adjusting for among other things, interest, taxes, depreciation and amortization (“adjusted net income”) exceed a minimum threshold. At the time of the acquisition we believed, based on a range of possible outcomes that it was more likely than not that UAT would achieve the amount of adjusted net income that would entitle the Sellers to the maximum amount, and accordingly recorded a $425,000 obligation as contingent consideration (£250,000 at the then foreign exchange rate). Based upon projected results, at June 30, 2015, we adjusted the estimated contingent consideration payable to the Sellers to $224,000. Subsequently, we and the Sellers have agreed that the contingent consideration payable to the Sellers shall be £193,435, or approximately $299,000. As a result of finalizing the contingent consideration payable to the Sellers we recognized $75,000 as Other expense in the three-month period ended September 30, 2015. The $299,000 agreed upon amount was paid to the Sellers in October 2015.

Income Taxes

At the end of each interim reporting period, we estimate the effective tax rate expected to be applied for the full year. This estimate is used to determine the income tax provision on a year-to-date basis and may change in subsequent interim periods. Our effective tax rate for the three and nine-months ended September 30, 2015 were 36.6% and 35.2%, respectively, compared to 43.0% and 40.5%, respectively, for the three and nine-month periods ended September 30, 2014. Expenses incurred in connection with the three acquisitions completed during the third quarter of 2014, were included in our selling and general and administrative expenses during the third quarter of 2014, however these expenses are not deductible for income tax purposes. As a result, our effective tax rates for the three and nine-month periods ended September 30, 2014, were higher than the statutory rate of 34.0%. Further, with regard to our 2015 effective tax rates, the non-taxable income on a year to date basis related to the contingent consideration payment of approximately $126,000 is an additional factor for a lower effective tax rate for the nine-month period ended September 30, 2015, compared to the same periods in 2014. Lastly, state taxes and other non-deductible expenses cause our effective tax rates to differ from the U.S. federal statutory rate of 34.0%.

OTHER INFORMATION

P&F Industries Inc. has scheduled a conference call for today, November 12, 2015, at 11:00 A.M., Eastern Time, to discuss its results for three and nine-month periods ended September 30, 2015. Investors and other interested parties can listen to the call by dialing 888-438-5535, or via a live web cast accessible at www.800rollcall.com/webpresenter/. To listen to the web cast, please register at the site at least 15 minutes prior to the call by entering a participant code, 8741394. For those who cannot listen to the live broadcast, a replay of the call will also be available on the Company’s web-site beginning on or about November 13, 2015.

About P&F Industries, Inc.

P&F Industries, Inc., through its wholly owned subsidiaries, manufactures and/or imports air-powered tools sold principally to the industrial, retail and automotive markets, and various residential hardware such as fencing hardware and door and window hardware primarily to the housing industry. P&F’s products are sold under its own trademarks, as well as under the private labels of major manufacturers and retailers.

Safe Harbor Statement.

This is a Safe-Harbor Statement under the Private Securities Litigation Reform Act of 1995. Any forward-looking statements contained herein, including those related to the Company's future performance, and those contained in the comments of management, are based upon the Company’s historical performance and on current plans, estimates and expectations, which are subject to various risks and uncertainties, including, but not limited to, the strength of the retail, industrial, automotive, housing and other markets in which the Company operates, the impact of competition, product demand, supply chain pricing, the Company’s debt and debt service requirements and those other risks and uncertainties described in the Company’s most recent Annual Report on Form 10-K, and its other reports and statements filed by the Company with the Securities and Exchange Commission. These risks could cause the Company’s actual results in future periods to differ materially from those expressed in any forward-looking statement made by or on behalf of the Company. Forward-looking statements speak only as of the date on which they are made, and the Company undertakes no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

P&F Industries, Inc.

Joseph A. Molino, Jr.

Chief Financial Officer

631-694-9800

www.pfina.com

P & F INDUSTRIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In Thousands $)	September 30, 2015	December 31, 2014
	(Unaudited)	(Audited)
Assets
Cash	$1,682	$1,011
Accounts receivable - net	11,061	9,547
Inventories	24,252	24,335
Deferred income taxes - net	1,149	1,149
Prepaid expenses and other current assets	1,452	1,529

Total current assets	39,596	37,571

Net property and equipment	10,417	10,592
Goodwill	12,032	11,980
Other intangible assets - net	11,451	12,437
Other assets – net	355	514
Total assets	$73,851	$73,094

Liabilities and Shareholders’ Equity
Short-term borrowings	$11,461	$11,817
Accounts payable	4,218	3,160
Accrued liabilities	5,280	5,500
Current maturities of long-term debt	494	3,167

Total current liabilities	21,453	23,644

Long-term debt, less current maturities	6,122	6,493
Deferred tax liability - net	2,788	2,720
Other liabilities	233	246

Total liabilities	30,596	33,103

Total shareholders' equity	43,255	39,991

Total liabilities and shareholders' equity	$73,851	$73,094

P & F INDUSTRIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

	Three months ended September 30,		Nine months ended September 30,
(In Thousand $)	2015	2014	2015	2014
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Net revenue	$21,678	$22,932	$64,064	$57,132
Cost of sales	13,813	14,904	40,261	36,466
Gross profit	7,865	8,028	23,803	20,666
Selling, general and administrative expenses	5,962	6,438	18,510	17,221
Operating income	1,903	1,590	5,293	3,445
Other expense (income)	75	---	(126)	---
Interest expense	173	158	566	335
Income before income taxes	1,655	1,432	4,853	3,110
Income tax expense	605	616	1,710	1,260
Net income	$1,050	$816	$3,143	$1,850

P & F INDUSTRIES, INC. AND SUBSIDIARIES

NON-GAAP FINANCIAL MEASURES AND RECONCILIATIONS

COMPUTATION OF EARNINGS BEFORE INTEREST, TAXES, DEPRECIATION AND

AMORTIZATION (EBITDA)

In Thousands $	Three-month period ended September 30,
	2015	2014
	(Unaudited)	(Unaudited)
Net Income	$1,050	$816
Add:
Depreciation and amortization	753	642
Interest expense	173	158
Provision for income taxes	605	616

EBITDA (1)	$2,581	$2,232

P & F INDUSTRIES, INC. AND SUBSIDIARIES

NON-GAAP FINANCIAL MEASURES AND RECONCILIATIONS

COMPUTATION OF EARNINGS BEFORE INTEREST, TAXES, DEPRECIATION AND

AMORTIZATION (EBITDA)

In Thousands $	Nine-month period ended September 30,
	2015	2014
	(Unaudited)	(Unaudited)
Net Income	$3,143	$1,850
Add:
Depreciation and amortization	2,250	1,498
Interest expense	566	335
Provision for income taxes	1,710	1,260

EBITDA (1)	$7,669	$4,943

(1)	The Company discloses a tabular comparison of EBITDA, which is a non-GAAP measure because it is instrumental in comparing the results from period to period. The Company’s management believes that the comparison of EBITDA provides greater insight into the impact of the acquisitions on the Company’s results of operations for the periods presented. EBITDA should not be considered in isolation or as a substitute for operating income as reported on the face of our statement of income and comprehensive income.

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